Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eterna Therapeutics Inc. (formerly known as Brooklyn ImmunoTherapeutics, Inc.) on Form S-1 of our report dated April 15, 2022, except for Note 3, Restatement of Previously Reported Information and Note 15, Income Taxes, as to which the date is June 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Eterna Therapeutics Inc. (formerly known as Brooklyn ImmunoTherapeutics, Inc.) as of December 31, 2021 and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K of Eterna Therapeutics Inc. (formerly known as Brooklyn ImmunoTherapeutics, Inc.) for the year ended December 31, 2022. We were dismissed as auditors on April 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

April 14, 2023